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                                                                    Exhibit 99.2

                                 425 PARK AVENUE
                          NEW YORK, NEW YORK 10022-3598
                                 (212) 836-8000

                                November 23, 2005

TO ALL AIH INVESTORS:

          As previously explained, in December 2002, at the request of the United States Securities and Exchange Commission ("SEC"), I was appointed trustee ("ICA Trustee") for IBF Collateralized Finance Corp. ("CFC") and IBF VI
- Secured Lending Corp. ("SLC", and with CFC, the "Funds") and their subsidiaries under the Investment Company Act of 1940, 15 U.S.C. Sections 80a-1 et seq. As ICA Trustee, I am also serving as the Liquidating Agent and Manager of IBF Fund Liquidating LLC ("Fund LLC"). Fund LLC is an entity created through the bankruptcy process to liquidate the Funds' assets and distribute the recoveries to investors.

                                   BACKGROUND

          The Funds are affiliated companies of InterBank Funding Corp. ("IBF", and with the Funds, the "Debtors"). Prior to their bankruptcy cases, the Funds raised approximately $186 million through the offering of debt securities to investors. The company you invested with, IBF V- Alternative Investment Holdings, Inc. ("AIH"), is also an affiliate of IBF. AIH raised approximately $4.3 million in investment capital, of which $3.3 million was raised from investors and $1 million was invested by IBF. AIH did not file bankruptcy with the Debtors but there is a substantial overlap between these companies. First, Fund LLC, as successor to the Debtors, is the largest investor in AIH. Second, all AIH investments were in the same two companies, U.S. Mills Inc. ("USM") and American Benefit Resources, Inc. ("ABR"), in which Fund LLC invested, and Fund LLC's investments in those companies are senior in priority to AIH's investments. The ICA Trustee believes that ABR is incapable of paying the debt owed to Fund LLC and so AIH's shares of ABR are of no ascertainable value. The ICA Trustee has further determined that AIH's shares of USM are junior not only to substantial third-party indebtedness, but also to more than $22 million of debt and senior equity interests held by Fund LLC, as a result of which AIH's shares of USM are of inconsequential value. In other words, AIH's shares of ABR and USM are buried below a substantial amount of debt and equity that would need to be paid in full before any recovery by AIH so the shares have little or no value.

          In connection with my management of the Funds, the SEC asked us to look into the prospects of including AIH investors in distributions we are making to the Funds' investors from the liquidation of the Funds and certain litigation recoveries. A settlement was negotiated with the Funds' investors and, in February 2005, Fund LLC and AIH entered into a purchase and sale agreement (the "Agreement"). Under the terms of the Agreement, Fund LLC is acquiring the assets of AIH (essentially, AIH's shares of USM and ABR) for cash of roughly $362,000 and membership interests in Fund LLC (approximately 1.93% of Fund LLC) that will entitle AIH investors to share in future recoveries with the Funds' investors.

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                                        2


          The Agreement was subject to approval by AIH investors and so, in March 2005, you were sent materials seeking your consent to the Agreement. We obtained consents from the required percentage of AIH investors and have since worked to satisfy the closing conditions. We are now happy to report that the transaction has closed. Your initial check is enclosed. Distributions are made roughly every six months. Based on current projections, which are subject to change, you should expect to recover in the range of 20% to 30% of your investment in AIH. Roughly every six months, we submit progress reports to the Bankruptcy Court and District Court, copies of which you can obtain for free from the Funds' website, <www.ibffund.com>.

                                  DISTRIBUTIONS

          Over the past two years, Fund LLC made four distributions to the Funds' investors. Since AIH was not a member of Fund LLC at the time, AIH investors did not participate in these distributions. However, now that the Agreement is closed, AIH investors are entitled to catch-up payments to bring them on par with the Funds' investors. To avoid any further delay, all payments to AIH investors will be made by Fund LLC, under the supervision of the ICA Trustee. The initial distribution to AIH is roughly $362,000, or approximately 10.8% of AIH's total claim, so you are receiving you pro rata share of that initial distribution.

          Included with this letter is a check representing your pro rata share of the initial distribution. However, please be reminded that if you originally purchased your AIH interest through a qualified retirement account (e.g., 401K or IRA) or a trust account, your payment will be delivered to that account custodian or trustee along with a copy of this letter. Also, please note, your distribution will be subject to whatever restrictions there may be on your account.

          If you should have any questions please contact me (212-836-8564) or Heath Rosenblat (212-836-8320).

                                        Sincerely yours,

                                        /s/  Arthur J. Steinberg
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                                             Arthur J. Steinberg